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                                                                      EXHIBIT 32

                      [ALLEN & COMPANY INCORPORATED LOGO]

                                                               February 15, 1999

Special Committee of the Board of Directors
Hudson General Corporation
111 Great Neck Road
Great Neck, NY 11021

Gentlemen:

     We understand that Hudson General Corporation ("Hudson") and GLGR Acquisition Corp. ("Acquisition Corp.") are entering into a Merger Agreement dated February 15, 1999 (the "Agreement") proposing to effect the transaction as described in the Agreement (the "Transaction").

     As you know, Allen & Company Incorporated ("Allen") has been engaged by Hudson to render certain financial advisory services. In this connection, pursuant to our February, 1988 engagement letter agreement, as amended July 1, 1998 (the "Engagement Letter"), you have asked us to render our opinion as to the fairness of the consideration to be received by the shareholders of Hudson in connection with the Transaction from a financial point of view. Pursuant to the Engagement Letter, Allen will receive a fee upon consummation of the Transaction.

     Allen, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As you are aware, Stanley S. Shuman, a managing director of Allen, serves as a director of Hudson.

     Our opinion as expressed herein reflects and gives effect to our general familiarity with Hudson over a period of time, as well as information concerning Hudson which we acquired during the course of this assignment, including information provided by senior management in the course of a number of discussions. We have not, however, conducted an independent appraisal of Hudson's assets, or independently verified the information concerning Hudson's operations or other data which we have considered in our review. In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Hudson or its representatives, or that was otherwise reviewed by us. With respect to the financial projections provided to us, we have assumed that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of Hudson as to the future operating and financial performance of Hudson. In connection with rendering our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to Hudson or any of its assets.

     In arriving at our conclusion, we have considered, among other factors we deemed relevant, (i) the terms of the draft Merger Agreement and related documentation; (ii) the nature of the operations and financial history of Hudson, including discussions with senior management of Hudson of the business and prospects of Hudson relating to, among other things, Hudson's operating budget and financial projections; (iii) Hudson's filings with the Securities and Exchange Commission, including audited and unaudited financial statements for Hudson; (iv) the historical price ranges and trading volumes for the common stock of Hudson; (v) certain financial and stock market information for certain other companies in businesses related to those of Hudson's; (vi) certain financial information relating to certain merger and acquisition transactions involving companies in businesses related to those of Hudson; and (vii) certain publicly available information relating to premiums paid in certain selected merger and acquisitions transactions. In addition to our review and analyses of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general
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Hudson General Corporation
February 15, 1999
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economic, monetary, industry, regulatory, market and other conditions existing as of the date hereof as they may affect the business and prospects of Hudson.

     It is understood that this opinion is for the information of the Special Committee of the Board of Directors of Hudson and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Hudson or Acquisition Corp. with the Securities and Exchange Commission with respect to the Transaction.

     This opinion does not constitute a recommendation as to what course of action the Special Committee should pursue in connection with the Transaction. The opinion rendered herein does not constitute a recommendation to shareholders of Hudson as to whether to vote in favor of the Transaction or to tender any or all of their shares in connection with the Transaction.

     Based upon and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the shareholders of Hudson in connection with the Transaction is fair from a financial point of view.

                                          Very truly yours,
                                          ALLEN & COMPANY INCORPORATED

                                          By:     /s/ STANLEY S. SHUMAN
                                            ------------------------------------
                                                     Managing Director

                                                          [Allen & Company Logo]

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